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                                                                     EXHIBIT 8.2

                         [Hunton & Williams Letterhead]



                                  June 8, 1998



Mystech Associates, Inc.
Skyline One
5204 Leesburg Pike, Suite 1200
Falls Church, Virginia  22041

                MERGER OF STERLING SOFTWARE (CONNECTICUT), INC.
                         INTO MYSTECH ASSOCIATES, INC.
                       Certain Federal Income Tax Matters
                       ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Mystech Associates, Inc., a Connecticut corporation ("Mystech"), in connection with the proposed merger (the "Merger") of Sterling Software (Connecticut), Inc. ("Merger Sub"), a Connecticut corporation and wholly-owned subsidiary of Sterling Software, Inc., a Delaware corporation ("SSI"), with and into Mystech pursuant to the Agreement and Plan of Merger dated as of May 27, 1998, among SSI, Merger Sub, and Mystech (the "Agreement"). Mystech's only class of stock outstanding is common stock ("Mystech Common Stock"). In the Merger, each outstanding share of Mystech Common Stock (other than shares for which dissenter's rights are exercised and any shares held by SSI) will be converted into 5.49313 shares of common stock of SSI ("SSI Common Stock"). All treasury shares of Mystech Common Stock will be cancelled without any such conversion, as will any shares of Mystech Common Stock held by SSI. If a Mystech shareholder otherwise would be entitled to receive a fractional share of SSI Common Stock upon the exchange of shares of Mystech Common Stock, SSI will pay cash in lieu of issuing any fractional share.


  You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the "S-4"), and such other documents as we have considered necessary. In addition, we have been advised by appropriate officers of SSI and Mystech as follows:
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Mystech Associates, Inc.
June 8, 1998
Page 2


        1. The fair market value of the SSI Common Stock (including any fractional share interest) received by a Mystech shareholder in exchange for Mystech Common Stock will be approximately equal to the fair market value of Mystech Common Stock surrendered in the exchange.

        2. None of the compensation received by any shareholder-employee of Mystech will be separate consideration for, or allocable to, any shares of Mystech Common Stock; none of the shares of SSI Common Stock received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

        3. The payment of cash in lieu of fractional shares of SSI Common Stock is solely for the purpose of avoiding the expense and inconvenience to SSI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash that will be paid in the Merger in lieu of fractional shares of SSI Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Mystech Shareholders in exchange for their Mystech Common Stock.

        4. No share of Mystech Common Stock has been or will be redeemed directly or indirectly by Mystech or acquired directly or indirectly by any subsidiary of Mystech in anticipation of the Merger, and Mystech has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

        5. There is no plan or intention for SSI or any subsidiary of SSI to acquire directly or indirectly any of the SSI common stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

        6. Following the Merger, Mystech will hold (a) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Mystech immediately before the Merger and (b) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately before the Merger. For this purpose, amounts paid by Mystech or Merger Sub for expenses related to the Merger, amounts paid with respect to shares of Mystech Common Stock for which dissenter's rights are exercised, and any redemptions and distributions (except for regular, normal dividends) made in connection with the Merger will be included as assets held by Mystech or Merger Sub, as appropriate, immediately before the Merger, but any assets transferred to Merger Sub by SSI in connection with the Merger are not taken into account.
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Mystech Associates, Inc.
June 8, 1998
Page 3


        7. On the effective date of the Merger, the fair market value of Mystech's assets will exceed the sum of Mystech's liabilities plus the amount of liabilities, if any, to which its assets are subject.

        8. Following the Merger, Mystech will continue its historic business or use a significant portion of its historic business assets in a business.

        9. The liabilities of Merger Sub, if any, that will be assumed by Mystech and the liabilities, if any, to which assets of Merger Sub are subject were incurred by Merger Sub in the ordinary course of business. Merger Sub holds, and will hold, only those assets necessary for it to effect the Merger.

        10. There is no indebtedness existing between (a) Mystech or any subsidiary of Mystech and (b) SSI, Merger Sub, or any other subsidiary of SSI.

        11. Neither SSI nor any subsidiary of SSI (a) owns any shares of Mystech Common Stock or (b) has acquired or will acquire directly or indirectly any shares of Mystech Common Stock in anticipation of the Merger.

        12. Except as described in the next sentence, SSI has paid or will pay its expenses and Merger Sub's expenses, and Mystech has paid or will pay its expenses, incurred in connection with the Merger. SSI and Mystech each will pay one half of the expenses incurred in connection with (i) the printing and mailing of the S-4 and the proxy statement relating to the Merger and (ii) the filing of the premerger notification and report forms under federal law, and (if the Merger is consummated) SSI might pay fees for professional services incurred by Mystech in connection with the Merger. The Mystech shareholders will pay their expenses, if any, incurred in connection with the Merger.

        13. SSI owns, and immediately before the Merger will own, all the outstanding shares of stock of Merger Sub.

        14. After the Merger, Mystech will not issue additional shares of its stock that would result in SSI's owning less than 80 percent of the total combined voting power of all classes of Mystech voting stock or less than 80 percent of each class of Mystech nonvoting stock.

        15. Neither SSI nor Mystech has any plan or intention to liquidate Mystech, to merge Mystech into another entity, to sell or otherwise dispose of any stock of Mystech, or (except for dispositions made in the ordinary course of business) to sell or otherwise dispose of any of Mystech's assets.

        16. For each of SSI, Merger Sub, and Mystech, either (i) less than 50 percent of the fair market value of its adjusted total assets consists of stock and securities, (ii) less than 80 percent of the fair market value of its adjusted total assets consists of assets held for investment, or (iii) not more than 25 percent of the fair market value of its adjusted total assets consists of stock and
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Mystech Associates, Inc.
June 8, 1998
Page 4


securities of any one issuer and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer, and (d) an asset is held for investment if it is held primarily for gain from appreciation in value or for the production of passive income (including royalties, rents, dividends, and interest).

        17. At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of Mystech's United States real property interests has been less than 50 percent of the total fair market value of (i) its United States real property interests, (ii) its interests in real property located outside the United States, and (iii) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (a) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (b) Mystech is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Mystech is a partner or beneficiary, and (c) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation when at least 50 percent of the fair market value of its stock is owned by Mystech, in the case of a first-tier subsidiary, or by a controlled corporation, in the case of a lower-tier subsidiary.

        18. No shares of Mystech Common Stock, if any, that were acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code.

        On the basis of the foregoing, and assuming that (i) with respect to any shareholder that is a nonresident alien or foreign entity, Mystech will comply with all applicable statement and notification requirements of Treasury Regulation (S) 1.897-2(g) & (h), and (ii) the Merger will be consummated in accordance with the Agreement, we are of the opinion that (under existing law) for federal income tax purposes:
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Mystech Associates, Inc.
June 8, 1998
Page 5


        1. The Merger will be a reorganization within the meaning of section 368(a) of the Code, and SSI, Merger Sub, and Mystech each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

        2. Neither SSI nor Merger Sub will recognize gain or loss on the issuance of SSI Common Stock, the acquisition of Mystech Common Stock, or the transfer of Merger Sub's assets to Mystech in the Merger.

        3. Mystech will not recognize gain or loss (a) on the acquisition of the assets of Merger Sub in the Merger or (b) on the constructive distribution, if any, of SSI Common Stock to Mystech shareholders.

        4. A Mystech shareholder will not recognize gain or loss on the exchange of shares of Mystech Common Stock solely for shares of SSI Common Stock (including any fractional share interest) in the Merger.

        5. The aggregate basis of shares of SSI Common Stock (including any fractional share interest) received in the Merger by a Mystech shareholder will be the same as the aggregate basis of the shares of Mystech Common Stock exchanged therefor.

        6. The holding period for shares of SSI Common Stock (including any fractional share interest) received in the Merger by a Mystech shareholder will include the holding period for the shares of Mystech Common Stock exchanged therefor, if such shares of Mystech Common Stock are held as a capital asset on the effective date of the Merger.

        7. Cash received by a Mystech shareholder in lieu of a fractional share of SSI Common Stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. Accordingly, a Mystech shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share interest.


        We are also of the opinion that the material federal income tax consequences of the Merger are fairly summarized in the S-4 under the headings "Summary--The Merger--Certain Federal Income Tax Consequences" and "The Merger-- Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                        Very truly yours,

                                        /s/ Hunton & Williams